FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Announces First Quarter 2023 Results
Revenue from Owner Direct Relationships (“ODR”) Segment up 36.9% Year-over-Year
ODR Segment Accounted for Approximately 48.5% of Revenue and 60.7% of Consolidated Gross Profit
Consolidated Gross Margin Increased to 21.7%
WARRENDALE, PA – May 8, 2023 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended March 31, 2023.
2023 First Quarter Financial Overview Compared to 2022 First Quarter
•Consolidated revenue was $121.0 million, an increase of 5.4% from $114.8 million.
•Gross profit was $26.2 million, an increase of 43.0% from $18.3 million.
•Net income of $3.0 million, or $0.27 per diluted share, compared to a net loss of $1.5 million, or $(0.15) per diluted share.
•Adjusted EBITDA of $8.7 million, up 154.0% from $3.4 million.
•Net cash provided by operating activities of $9.4 million, compared to net cash used in operating activities of $3.0 million.
Management Comments
Michael McCann, Limbach’s President and Chief Executive Officer, said, “We are off to a great start to the year as first quarter results reflected solid performance and execution in both of our operating segments. Our segment mix continued to benefit from the ODR contribution which, coupled with improved gross margin performance in each segment, resulted in a further increase in our consolidated gross margin. As our segment revenue contributions approach a 50/50 split, the higher growth in ODR, relative to the planned decline in General Contractor Relationships (“GCR”), also contributed to the year-over-year increase in total revenue.”
Mr. McCann continued, “Market conditions remain favorable as businesses in several of our primary end markets continue to invest in their building assets, such as data centers, hospitals, and manufacturing facilities. At the same time, our ability to flex between our customers’ capital and operating spending has us well positioned for any changes they make to their infrastructure investment plans. As we have noted previously, the tightness in industrial supply chains has also contributed to our ODR growth by driving demand for service and repair work necessary for customers to keep their systems operational until such time as new equipment replacement is available. When that time comes, we intend to leverage our role as an indispensable partner delivering value-added solutions to capture that replacement work.”
Mr. McCann concluded, “We are continuing to aggressively execute our plan and our first quarter results demonstrate how we believe that plan translates into expanding bottom-line results. While we are proud of this success, I want to emphasize that we are still in the early stages of our evolution. By continuing to evolve our customer relationships, centered on value-added solutions and proven success, while also maintaining an intense focus on maximizing the return on our own assets, we believe there is plenty of runway for further margin expansion, net income growth, and continued cash generation.”

First Quarter 2023 Results
The following are results for the three months ended March 31, 2023 compared to the three months ended March 31, 2022:
•Consolidated revenue was $121.0 million, an increase of 5.4% from $114.8 million. ODR segment revenue of $58.7 million increased by $15.8 million, or 36.9%, while GCR segment revenue of $62.3 million was down $9.6 million, or 13.4%. The Company continued its strategic focus on expanding the ODR segment’s contribution to the business and improving GCR project execution and profitability by pursuing GCR opportunities that were smaller in scope and lower in contract value, shorter in duration, and where the Company can leverage its captive design and engineering services.
•Gross margin increased to 21.7%, up from 16.0%. On a dollar basis, total gross profit was $26.2 million, compared to $18.3 million. ODR gross profit increased $5.9 million, or 59.4%, due to an increase in revenue at a higher margin of 27.1% versus 23.3% driven by project mix. GCR gross profit increased $2.0 million, or 23.5%, largely reflecting lower revenue at a higher margin. GCR gross margin improved to 16.6% from 11.6%.
•Selling, general and administrative expenses increased by approximately $2.3 million, to $21.1 million, compared to $18.7 million. The increase in SG&A was primarily due to a $1.9 million increase associated with payroll related expenses, $0.8 million related to CEO transition costs, and a $0.5 million increase in stock compensation expense, partially offset by a $0.5 million decrease in in rent related expenses and a $0.3 decrease in professional fees. As a percent of revenue, selling, general and administrative expenses were 17.4%, up from 16.3%.
•Interest expense, net, was $0.7 million compared to $0.5 million. This increase was due to higher interest rates on outstanding debt despite a lower overall outstanding debt balance period-over-period.
•Net income was $3.0 million as compared to a net loss of $1.5 million. Diluted income per share was $0.27 as compared to diluted loss per share of $(0.15). Adjusted EBITDA was $8.7 million as compared to $3.4 million, an increase of 154.0%.
•Net cash provided by operating activities was $9.4 million as compared to net cash used in operating activities of $3.0 million. The increase in operating cash flows was primarily attributable to a $4.5 million positive variance in net income as noted above.
Balance Sheet
At March 31, 2023, we had cash and cash equivalents of $41.4 million. We had current assets of $212.3 million and current liabilities of $142.5 million at March 31, 2023, representing a current ratio of 1.49x compared to 1.42x at December 31, 2022. Working capital was $69.8 million at March 31, 2023, an increase of $2.9 million from December 31, 2022. At March 31, 2023, we had no borrowings against our revolving credit facility, $4.2 million for standby letters of credit, and carried a term loan balance of $19.6 million. During the quarter, we made $1.9 million of scheduled principal payments on our term loan, which reduced our outstanding balance.
Subsequent Events
On May 5, 2023, the Company entered into the Second Amended and Restated Credit Agreement (the “Second A&R Credit Agreement”) with the lenders party thereto and Wintrust, which increased the Company's revolving commitments from $25.0 million to $50.0 million (the “Second A&R Wintrust Revolving Loan”), required the Company to repay the then outstanding principal balance of the Wintrust Term Loan using proceeds of the Second A&R Wintrust Revolving Loan and extended the maturity date of the revolving credit facility to February 24, 2028. Prior to the execution of this agreement, the Company repaid $9.6 million of the then outstanding balance under the Wintrust Term Loan with cash on hand. As of May 8, 2023, the Company had $10.0 million outstanding under the Second A&R Wintrust Revolving Loan. A copy of the Second A&R Credit Agreement was filed as Exhibit 10.6 within the Company's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2023.
2023 Guidance
We affirm our guidance for FY 2023 as follows:

Revenue	$490 million - $520 million
Adjusted EBITDA	$33 million - $37 million

Conference Call Details

Date:	Tuesday, May 9, 2023
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	(201) 689-8451
Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=kd2gH5Bz. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solutions firm with expertise in the design, prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning ("HVAC"), mechanical, electrical, plumbing and controls systems. With over 1,500 team members and 17 offices located throughout the United States, we partner with institutions with mission-critical infrastructures, such as data centers and healthcare, industrial & light manufacturing, cultural & entertainment, higher education, and life science facilities. With Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and indispensable partner for building owners, construction managers, general contractors, and energy service companies.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations

The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2023	2022
Revenue	$121,009	$114,822
Cost of revenue	94,782	96,482
Gross profit	26,227	18,340
Operating expenses:
Selling, general and administrative	21,050	18,734
Change in fair value of contingent consideration	141	—
Amortization of intangibles	383	399
Total operating expenses	21,574	19,133
Operating income (loss)	4,653	(793)
Other (expenses) income:
Interest expense, net	(667)	(486)
Loss on disposition of property and equipment	(215)	(36)
Loss on early termination of operating lease	—	(817)
Loss on change in fair value of interest rate swap	(156)	—
Total other expenses	(1,038)	(1,339)
Income (loss) before income taxes	3,615	(2,132)
Income tax provision (benefit)	622	(616)
Net income (loss)	$2,993	$(1,516)

Earnings Per Share (“EPS”)
Earnings (loss) per common share:
Basic	$0.29	$(0.15)
Diluted	$0.27	$(0.15)
Weighted average number of shares outstanding:
Basic	10,475,364	10,420,690
Diluted	11,040,063	10,420,690

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$41,376	$36,001
Restricted cash	113	113
Accounts receivable (net of allowance for credit losses of $278 and net of allowance for doubtful accounts of $234 as of March 31, 2023 and December 31, 2022, respectively)	99,809	124,442
Contract assets	64,190	61,453
Income tax receivable	139	95
Other current assets	6,629	3,886
Total current assets	212,256	225,990

Property and equipment, net	18,694	18,224
Intangible assets, net	14,957	15,340
Goodwill	11,370	11,370
Operating lease right-of-use assets	18,055	18,288
Deferred tax asset	4,892	4,829
Other assets	346	515
Total assets	$280,570	$294,556

LIABILITIES
Current liabilities:
Current portion of long-term debt	$9,643	$9,564
Current operating lease liabilities	3,639	3,562
Accounts payable, including retainage	60,194	75,122
Contract liabilities	44,875	44,007
Accrued income taxes	2,574	1,888
Accrued expenses and other current liabilities	21,572	24,942
Total current liabilities	142,497	159,085
Long-term debt	20,379	21,528
Long-term operating lease liabilities	15,374	15,643
Other long-term liabilities	3,083	2,858
Total liabilities	181,333	199,114

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 10,732,955 and 10,471,410, respectively, and 10,553,303 and 10,291,758 outstanding, respectively	1	1
Additional paid-in capital	88,611	87,809
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	12,625	9,632
Total stockholders’ equity	99,237	95,442
Total liabilities and stockholders’ equity	$280,570	$294,556

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income (loss)	$2,993	$(1,516)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	1,922	2,062
Provision for credit losses / doubtful accounts	52	56
Stock-based compensation expense	1,133	599
Noncash operating lease expense	976	1,157
Amortization of debt issuance costs	38	32
Deferred income tax provision	(63)	(77)
Loss on sale of property and equipment	215	36
Loss on early termination of operating lease	—	817
Loss on change in fair value of contingent consideration	141	—
Loss on change in fair value of interest rate swap	156	—
Changes in operating assets and liabilities:
Accounts receivable	24,581	(19,698)
Contract assets	(2,737)	8,320
Other current assets	(2,743)	(2,130)
Accounts payable, including retainage	(14,929)	(105)
Prepaid income taxes	(44)	(47)
Accrued taxes payable	686	(501)
Contract liabilities	868	7,732
Operating lease liabilities	(934)	(1,117)
Accrued expenses and other current liabilities	(3,170)	1,419
Other long-term liabilities	225	(4)
Net cash provided by (used in) operating activities	9,366	(2,965)
Cash flows from investing activities:
Proceeds from sale of property and equipment	101	39
Purchase of property and equipment	(923)	(169)
Net cash used in investing activities	(822)	(130)
Cash flows from financing activities:
Payments on Wintrust and A&R Wintrust Term Loans	(1,857)	(1,857)
Proceeds from A&R Wintrust Revolving Loan	—	9,400
Payments on finance leases	(639)	(660)
Taxes paid related to net-share settlement of equity awards	(847)	(363)
Proceeds from contributions to Employee Stock Purchase Plan	174	165
Net cash (used in) provided by financing activities	(3,169)	6,685
Increase (decrease) in cash, cash equivalents and restricted cash	5,375	3,590
Cash, cash equivalents and restricted cash, beginning of period	36,114	14,589
Cash, cash equivalents and restricted cash, end of period	$41,489	$18,179
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	$742	$—
Right of use assets obtained in exchange for new finance lease liabilities	1,402	864
Right of use assets disposed or adjusted modifying operating lease liabilities	—	(1,276)
Right of use assets disposed or adjusted modifying finance lease liabilities	(1)	(19)
Interest paid	657	459
Cash paid for income taxes	$44	$9

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended March 31,				Increase/(Decrease)
(in thousands, except for percentages)	2023		2022		$	%
Statement of Operations Data:
Revenue:
GCR	$62,291	51.5%	$71,932	62.6%	$(9,641)	(13.4)%
ODR	58,718	48.5%	42,890	37.4%	15,828	36.9%
Total revenue	121,009	100.0%	114,822	100.0%	6,187	5.4%

Gross profit:
GCR(1)	10,318	16.6%	8,358	11.6%	1,960	23.5%
ODR(2)	15,909	27.1%	9,982	23.3%	5,927	59.4%
Total gross profit	26,227	21.7%	18,340	16.0%	7,887	43.0%

Selling, general and administrative	21,050	17.4%	18,734	16.3%	2,316	12.4%
Change in fair value of contingent consideration	141	0.1%	—	—%	141	100.0%
Amortization of intangibles	383	0.3%	399	0.3%	(16)	(4.0)%
Total operating income	$4,653	3.8%	$(793)	(0.7)%	$5,446	686.8%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.
(3)Included within selling, general and administrative expenses was $1.1 million and $0.6 million of stock based compensation expense for the three months ended March 31, 2023 and 2022, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended March 31,
(in thousands)	2023	2022
Net income (loss)	$2,993	$(1,516)

Adjustments:
Depreciation and amortization	1,922	2,062
Interest expense, net	667	486
Non-cash stock-based compensation expense	1,133	599
Change in fair value of interest rate swap	156	—
CEO transition costs	811	—
Loss on early termination of operating lease	—	817
Income tax provision (benefit)	622	(616)
Acquisition and other transaction costs	—	153
Change in fair value of contingent consideration	141	—
Restructuring costs(1)	240	1,435
Adjusted EBITDA	$8,685	$3,420
(1)For the three months ended March 31, 2023, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches. For the three months ended March 31, 2022, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches and nominal restructuring costs related to cost initiatives throughout the company.